EXHIBIT 99.1

30DC ANNOUNCES THE CONSOLIDATION OF ITS INTERNET MARKETING PROGRAMS; EXPANDS DISTRIBUTION THROUGH THE USE OF NEW TECHNOLOGIES

NEW YORK, FEBRUARY 9, 2012 -- 30DC, Inc. (OTCQB:TDCH), an Internet Marketing pioneer, today announced it has strategically repositioned its Internet
Marketing courses Challenge Plus and Immediate Edge to form an upgraded Immediate Edge. 30DC management will now focus membership effort on expanding the Immediate Edge program.

Formed in 2005, Immediate Edge is one of the longest running Internet Marketing membership programs on the web. Immediate Edge serves as a research and development department for hard core Internet marketers to stay up-to-date with the latest industry trends on Internet Marketing and learn the most innovative ways of making money online.

30DC is now combining its resources to bring top Internet Marketers, Ed Dale, CEO, Dan Raines, Vice President of Business Development, and Rob Somerville, Vice President Research, together to collaborate and strengthen its flagship Internet Marketing program, Immediate Edge, to make it the premier Internet Marketing training program on the web. This is part of 30 DC, Inc.'s strategic growth plans, to take its Internet Marketing education to the next level. The expanded Immediate Edge program offers a large list of topics including: how to use Twitter for marketing; how to use Facebook for marketing; how to create Apps; how to use Adsense to market content; and how to use Pay per Click to drive website traffic, etc. The program offers over five years of internet marketing training materials including 700+videos, transcripts, courses and more. With more 50 years of combined expertise in internet marketing, Dale, Raines, and Somerville have educated more than 175,000 individuals to generate revenue online.

The price of The Immediate Edge members program is $97 per month. To sign up for The Immediate Edge, please visit: http://www.immediateedge.com.

Additionally, the company will utilize cutting-edge online distribution technology to increase the monetization of the program's content and make it available on a-la-carte basis, similar to iTunes. Through the use of new technologies and platforms such as iBook Author, iTunes Newsstand, Magcasting, Kindle Bookstore, and RivusTV, the delivery of content has changed. The use of various new technologies will make it possible for 30 DC to reach a wider potential customer audience and facilitate the increased distribution of its content.

Dale said, "Due to the advent of new technologies like online marketplaces and online delivery platforms, we are changing our business model to better position our company for rapid growth. This is a very important change for our business and for our customers -- we are taking our internet marketing learning's and putting them to use on our website. We are 'practicing what we preach'. We look forward to continuing to empower our customers with our expert knowledge."

30DC, INC. (http://www.30dcinc.com)

30DC,  Inc.  was  created in 2005 by Edward  Dale to build,  acquire  and manage
international  web-based  sales  and  marketing  companies.   30DC,  offers  the
Challenge (formerly the 30 Day Challenge), a free program, is a module-based training program designed for individuals to learn about internet marketing at their own pace, designed for anyone looking to make money online including novices www.challenge.co. To date the education program has educated more than 175,000 individuals. The program currently has 95,000 active online members.
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Additionally,   Dale  created  Challenge  Plus,  a  subscription  based  program available to graduates of the Challenge, while Dan Raines also created Immediate
Edge  www.immediateedge.com,   a  membership  program  for  hard  core  Internet
marketers  to stay  up-to-date  with the  latest  industry  trends  on  Internet
Marketing and learn the most innovative ways of making money online. 30DC has strategically repositioned the Challenge Plus and Immediate Edge to form an upgraded Immediate Edge, and will now solely focus on expanding the Immediate Edge program.

The Immediate Edge program offers a blog; courses; training; newsletters; a library; tools; and a private forum. For additional information on 30DC, Inc., visit http://www.30dcinc.com

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.